UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ANADIGICS, INC.

(Name of Registrant as Specified In Its Charter)

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Explanatory Note:

We are filing this Proxy Supplement to our definitive Proxy Statement for the sole purpose of including the actual share holdings of our management and directors in the Principal Stockholders and Share Ownership by Management and Directors chart, which appears on Page 2 of our definitive Proxy Statement.  This information was inadvertently omitted from the original definitive Proxy Statement, which we filed with the Securities and Exchange Commission on April 15, 2008.

April 28, 2008

Supplement to Proxy Statement for the
2008 Annual Meeting of Shareholders

Dear Shareholder:

We inadvertently omitted from the Principal Stockholders and Share Ownership by Management and Directors chart appearing on page 2 of our definitive Proxy Statement dated April 15, 2008, which we recently sent to you, the actual share holdings of our management and directors.  The percentages of beneficial ownership of our management and directors were included in the original definitive Proxy Statement.  The following chart, which includes the actual share holdings of our management and directors in underlined text, should replace the chart appearing on page 2 of the original definitive Proxy Statement.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Chilton Investment Company LLC 1266 East Main Street, 7th Floor Stamford, CT 06902	6,611,775	(1)	10.6%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, NJ 07302	5,616,735	(2)	9.0%
aAd Capital LLC 420 Stevens Avenue, Suite 210 Solana Beach, CA 92075	4,700,000	(3)	7.5%
Perry Corp. 767 Fifth Avenue New York, NY 10153	3,673,691	(4)	5.9%
Paul Bachow	175,048	(5)	*
Bami Bastani	819,295	(6)	1.3%
Gilles Delfassy	22,828		*
David Fellows	22,003		*
Charles Huang	741,917	(7)	1.2%
Ali Khatibzadeh	214,460	(8)	*
Ronald Michels	289,933	(9)	*
Harry Rein	167,884	(10)	*
Ronald Rosenzweig	352,366	(11)	*
Thomas C. Shields	304,504	(12)	*
Lewis Solomon	103,884	(13)	*
Dennis Strigl	81,384	(14)	*
All Directors and executive officers as a group	3,295,506		5.1%

                                                                            By order of the Board of Directors,
                                                                            /s/ Thomas C. Shields
                                                                            Secretary